Exhibit 99.1

Although full results for the second quarter of 2004 are not yet available, based upon information available to us, we are not aware and do not anticipate that our results for the second quarter will be adversely impacted, in the aggregate, by material or unusual adverse events, and we do not believe that, during the second quarter, we incurred material additional borrowings or other liabilities, contingent or otherwise, or defaulted under our debt covenants. Nevertheless, our actual results for the second quarter of 2004 may differ from these expectations and from the estimates disclosed below. Moreover, our results from the second quarter of 2004 and these estimates have not been compiled or examined by our independent registered public accounting firm which does not express an opinion or any other form of assurance with respect thereto. Our results for this interim period are not indicative of the results that can be expected for the full year.

The following are estimates for certain key financial results that we expect for the second quarter of 2004:

•	total revenues of between $177 million and $183 million;

•	operating income of between $34 million and $37 million;

•	net income of between $17 million and $20 million; and

•	adjusted EBITDA of between $53 million and $57 million.

In addition, we expect to report approximately 63,200 net new customer additions and an average monthly churn rate of approximately 5.2% for the three months ended June 30, 2004.

Adjusted EBITDA is a supplement to GAAP financial information and should not be construed as an alternative to, or more meaningful than, GAAP financial information. We have not provided a reconciliation of our projected adjusted EBITDA to net cash provided by operating activities as to do so would require us to make projections of balance sheet amounts that we believe are not subject to meaningful projection.

Cautionary Statement Regarding Forward-Looking Statements. The foregoing information contains forward-looking statements within the meaning of the private Securities Litigation Reform Act of 1995. These statements are based on management’s beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements.